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                                                                    EXHIBIT 99.1

[LOGO OF CENTRAL GARDEN & PET]

                                                                Corporate Office
                                                3697 Mt. Diablo Blvd., Suite 310
                                                             Lafayette, CA 94549
                                                                  (925) 283-4573
                                                              Fax (925) 283-4984

FOR IMMEDIATE RELEASE


                                    Contacts:   Gregory Reams
                                                Central Garden & Pet
                                                (925) 283-4573

                    CENTRAL GARDEN & PET ANNOUNCES PLANS TO
              SPIN OFF ITS LAWN AND GARDEN DISTRIBUTION BUSINESS

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     LAFAYETTE, CALIFORNIA, March 20, 2000--Central Garden & Pet Company
(NASDAQ: CENT) today announced that it is preparing to file with the Securities
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and Exchange Commission ("SEC") a Form 10 which, when declared effective by the
SEC, would permit the Company to spin off its lawn and garden distribution business to shareholders. If the spinoff is completed, the lawn and garden distribution business would become a separate public company while Central would continue to operate its existing lawn and garden branded products business, as well as its branded pet products and pet distribution businesses.

     Central anticipates that the Form 10 will be filed within 30 days, that the SEC review process will take approximately six weeks and that the spinoff would take place in June.

     Consummation of the spinoff is subject to obtaining all necessary regulatory approvals and final authorization by Central's Board of Directors, among other things.

     Central Garden & Pet Company is the nation's leading manufacturer, supplier, and merchandiser of consumer lawn and garden and pet supply products. Central's proprietary branded products include Pennington Seed(R), Kaytee(R), TFH(R), Nylabone(R), Zodiac(R), and Four Paws(R) pet products, Island(R) aquariums, Matthews(R) Four Seasons products and Grant's(R) ant control products. Central offers its retail and branded manufacturing partners a wide array of value-added services proven to increase sales and profitability, including logistics and distribution support, inventory management, advertising and promotional programs, in-store merchandising service, and sales program development. For additional information on Central Garden & Pet, including access to the Company's SEC filings, please visit the Company's website at http://www.centralgardenandpet.com.
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     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company's Securities and Exchange Commission filings, including, without limitation, the final accounting for all issues between the Company and Monsanto under the Solaris Agreement, such as the amounts receivable from Monsanto for cost reimbursements, payments for cost reductions and payments for services; the amounts payable to Monsanto for inventory; responsibility for obsolete inventory and for non-payment by Solaris' direct sales accounts; and costs associated with the realignment of the Company's lawn and garden distribution operations to reflect anticipated business levels for the fiscal year 2000.

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